Exhibit 99.1

Microsoft Realigns for Next Wave of Innovation and Growth

CEO Ballmer appoints presidents of three core divisions; Allchin announces retirement plan.

REDMOND, Wash. — Sept. 20, 2005 — In order to drive greater agility in the execution of its software and services strategy, Microsoft Corp. today announced a realignment of the company into three newly formed divisions, each of which will be led by its own president. The Microsoft Platform Products & Services Division will be led by Kevin Johnson and Jim Allchin as co-presidents; Jeff Raikes has been named president of the Microsoft Business Division; and Robbie Bach has been named as president of Microsoft Entertainment & Devices Division. In addition, the company said Ray Ozzie will expand his role as chief technical officer by assuming responsibility for helping drive its software-based services strategy and execution across all three divisions.

The company also announced that Allchin plans to retire at the end of calendar year 2006 following the commercial availability of Windows Vista™, the next-generation Microsoft® Windows® operating system.

“These changes are designed to align our Business Groups in a way that will enhance decision-making and speed of execution, as well as help us continue to deliver the types of products and services our customers want most,” said Steve Ballmer, chief executive officer at Microsoft. “It’s great to have extremely successful broad leaders with strong track records in driving growth and innovation leading these three very important areas for the company. We see a new era of opportunity to provide greater value to our customers by weaving both software and services into forms that suit their needs. By bringing together the software experience and the service experience, we will better address the changing needs of our customers’ digital lifestyles and the new world of work.”

Microsoft Platform Products & Services Division

Johnson will succeed Allchin, taking ownership of the Microsoft Platform Products & Services Division, which comprises Windows Client, Server and Tools, and MSN®. To ensure a smooth transition, Johnson and Allchin will serve as co-presidents until Allchin’s retirement next year. The new division’s mission is to enable exciting user experiences and drive customer value through continued innovation in the software platform and software services delivered over the Internet.

“We are focused on creating exciting user experiences and enabling developers to build great applications with the combination of software and software-based services,” Ballmer said. “Our MSN organization has great expertise in innovating quickly and delivering software-based services at scale. The platform groups have great expertise in creating a software platform and user experience that touches millions of people. By combining these areas of expertise, we will deliver greater value to our customers. David Cole, senior vice president, will continue to lead MSN, reporting to Johnson.

“I speak for the entire Microsoft family when I say how proud and appreciative we are of Jim’s immeasurable impact on our success as a company and on the millions of customers who are able to reach their potential everywhere using our software,” Ballmer added. “Jim is a key visionary and design architect who will help continue to lead us in the coming year.”

“I absolutely love this company, and I am fully engaged in making great products,” Allchin said. “My passion for Microsoft is as strong as ever. While I will call it a day at the end of next year after Windows Vista ships, I’m confident the world-class team of people I’ve been fortunate to work with will ensure we execute on our long-term mission.”

The company also announced that Eric Rudder, senior vice president of Server and Tools, will be taking on a new role working directly for Bill Gates, chairman and chief software architect. Rudder will focus on some of the company’s key advanced development efforts as well as overall technical strategy. Rudder will transition into his new role following the launch of Visual Studio® and SQL Server™ 2005 later this year.

“Eric has done a great job of driving broad usage of .NET with developers and has led incredible growth and success within our server and tools business,” Ballmer said. “I look forward to having Eric apply his engineering talent and intellect in these new areas.”

Microsoft Business Division

The Information Worker business and Microsoft Business Solutions (MBS) will combine to form the Microsoft Business Division, with Doug Burgum, senior vice president, reporting to Raikes. This division will deliver software and software-based services that enable organizations to succeed in today’s constantly evolving workplace by amplifying the impact of their people. Microsoft is uniquely positioned for this opportunity with the new division’s programs, servers and software-based services addressing the spectrum from structured business processes to personal productivity needs.

Microsoft Entertainment & Devices Division

The new Microsoft Entertainment & Devices Division, which combines the current Home and Entertainment Division with the current Mobile and Embedded Devices Division, will consolidate Microsoft’s industry engagement around devices to deliver even richer and more relevant scenarios for individuals at work, at home and when they’re mobile. It will also bring more focus to the company’s efforts in entertainment and related devices and services. Accordingly, the senior vice president of Microsoft’s Mobile and Embedded Devices Division, Pieter Knook, will report to Bach.

The Future

“As we head into the next 18 months of amazing releases driven by innovation in each of these three core areas, we are more excited than ever about our ability to help individuals and organizations large and small reach their full potential,” Ballmer said. “With our 30-year heritage of delivering low-cost, high-volume products to market, no other company in the world is better positioned to deliver the software and services people and organizations need to achieve excellence.”

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

Microsoft, Windows Vista, Windows, MSN and Visual Studio are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries.

The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

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